Exhibit 10.4
EXECUTION COPY

OMNIBUS AGREEMENT
AMONG
DUKE ENERGY FIELD SERVICES, LLC
DCP MIDSTREAM GP, LLC
DCP MIDSTREAM GP, LP
DCP MIDSTREAM PARTNERS, LP
AND
DCP MIDSTREAM OPERATING, LP

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Duke Energy Field Services, LLC, a Delaware limited liability company (“DEFS”), DCP Midstream GP, LLC, a Delaware limited liability company (“DCP LLC”), DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), DCP Midstream Partners, LP, a Delaware limited partnership (the “MLP”) and DCP Midstream Operating, LP (the “OLP”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     The Parties desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Article II and Article III of this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties, and (ii) as more fully set forth in Article IV of this Agreement, with respect to DEFS’ obligation to maintain certain specified credit support for the Partnership Group (as defined herein).
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.
          (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Black Lake Holdings” means Black Lake Holdings, LLC, a Delaware limited liability company.
     “Black Lake Pipeline” means the NGL pipeline located in Louisiana and Texas that is owned by BLPLC.
     “BLPLC” means Black Lake Pipe Line Company, a Texas general partnership.
     “Cause” has the meaning ascribed thereto in the Partnership Agreement.
     “Cap” has the meaning given such term in Section 2.4(a).
DCP MIDSTREAM PARTNERS, LP
Omnibus Agreement
Omnibus Agreement

     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the MLP.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.
     “Covered Environmental Losses” means all environmental losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation, including without limitation performance of any Environmental Activity, of Environmental Laws; or
     (ii) any event, omission or condition associated with ownership or operation of the MLP Assets or the Black Lake Pipeline (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the MLP Assets or the Black Lake Pipeline or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets or the Black Lake Pipeline at non-MLP Asset locations) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, in the
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case of clauses (A) and (B), such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring;
but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date.
     “DCP LLC” has the meaning given such term in the introduction to this Agreement.
     “DEFS” has the meaning given such term in the introduction to this Agreement.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “G&A Expenses Limit” has the meaning given such term in Section 3.3.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
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     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means either the Partnership Group or DEFS, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means either the Partnership Group or DEFS, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 6.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by or necessary for the operation of the business, properties or assets or any member of the Partnership Group, prior to or as of the Closing Date; provided, the MLP Assets do not include the Partnership Group’s direct or indirect ownership interest in Black Lake Holdings, BLPLC or the Black Lake Pipeline.
     “OLP” has the meaning given such term in the introduction to this Agreement.
     “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
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     “Partnership Entities” means DCP LLC, the General Partner and each member of the Partnership Group.
     “Partnership Group” means the MLP, the OLP and any Subsidiary of the MLP or the OLP.
     “Partnership Indemnitee” means any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term “Partnership Indemnitee” shall exclude DEFS and any Affiliate of DEFS (as defined in the Partnership Agreement) which is not a member of the Partnership Group.
     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Seabreeze Pipeline” the NGL pipeline located in Texas that is owned, directly or indirectly, by the OLP.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
     “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Indemnification
     2.1 Environmental Indemnification.
          (a) Subject to the provisions of Section 2.4 and Section 2.5, DEFS shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to the MLP Assets or the Black Lake Pipeline for a period of three (3) years from the Closing Date; provided that, for purposes of determining the amount of any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline, the Partnership Group’s indirect ownership of only 45% of the partnership interests in BLPLC shall be taken into account such that any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline would be determined in a proportionate manner to the Covered Environmental Loss suffered or incurred by BLPLC with respect to the same matter.
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          (b) The Partnership Group shall indemnify, defend and hold harmless DEFS and its Subsidiaries, other than any Subsidiary constituting part of the Partnership Group, from and against any Covered Environmental Losses suffered or incurred by DEFS and its Subsidiaries, other than any Subsidiary constituting part of the Partnership Group, relating to the MLP Assets and the Black Lake Pipeline occurring after the Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 2.1(a), provided that in no event shall the Partnership Group indemnify, defend or hold harmless DEFS and its Subsidiaries from and against any Covered Environmental Losses relating to the Black Lake Pipeline arising from or attributable to the 5% interest in BLPLC owned by DEFS and its Subsidiaries from and after the Closing Date.
     2.2 Indemnification for Certain Repair Costs. Subject to the provisions of Section 2.4 and Section 2.5, DEFS shall also indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against:
          (a) any capital contributions required to be made by the Partnership Group to fund any repair and/or replacement costs associated with, resulting from or identified during the 2006 pipeline integrity testing of the Black Lake Pipeline that is ongoing as of the Closing Date and expected to be completed in 2006 as required under the Pipeline Safety Improvement Act of 2002; provided that the maximum amount that DEFS shall be required to contribute to the Partnership Group and the Partnership Indemnitees pursuant to this Section 2.2(a) shall be $5.3 million; and
          (b) any repair and/or replacement costs suffered or incurred by the Partnership Group or Partnership Indemnitees associated with, resulting from or identified during the 2006 pipeline integrity testing of the Seabreeze Pipeline scheduled for 2006 as required under the Pipeline Safety Improvement Act of 2002; provided that, for purposes of this subsection (a), DEFS shall not be obligated to indemnify the Partnership Group or any Partnership Indemnitee for any incremental operating costs suffered or incurred by the Partnership Group associated with or resulting from any of the repair or replacement of all or any portion of the Seabreeze Pipeline, provided further that, the maximum amount that DEFS shall be required to contribute to the Partnership Group and the Partnership Indemnitees pursuant to this Section 2.2(b) shall be $4.0 million.
     2.3 Additional Indemnification
          (a) Subject to the provisions of Section 2.4 and Section 2.5, DEFS shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of:
     (i) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any MLP Assets or the Black Lake Pipeline, or to have valid and indefeasible ownership of a 45% partnership interest in BLPLC,
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and such failure renders the Partnership Group liable or unable to use or operate the MLP Assets or the Black Lake Pipeline in substantially the same manner that the MLP Assets or the Black Lake Pipeline were used and operated by DEFS and its Subsidiaries (and BLPLC, with respect to the Black Lake Pipeline) immediately prior to the Closing Date as described in the Registration Statement; provided that, for purposes of determining the amount of any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline, the Partnership Group’s ownership of only 45% of the partnership interests in BLPLC shall be taken into account such that any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline would be determined in a proportionate manner to the Loss suffered or incurred by BLPLC with respect to the same matter;
     (ii) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the MLP Assets or a 45% partnership interest in BLPLC to the Partnership Group on the Closing Date or (ii) any such MLP Assets or the Black Lake Pipeline to cross the roads, waterways, railroads and other areas upon which any such MLP Assets or the Black Lake Pipeline are located as of the Closing Date, and any such failure specified in such clause (ii) renders the Partnership Group unable to use or operate the MLP Assets or the Black Lake Pipeline in substantially the same manner that the MLP Assets or the Black Lake Pipeline were owned and operated by DEFS and its Subsidiaries (and BLPLC, with respect to the Black Lake Pipeline) immediately prior to the Closing Date as described in the Registration Statement; provided, that, for purposes of determining the amount of any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline, the Partnership Group’s ownership of only 45% of the partnership interests in BLPLC shall be taken into account such that any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Black Lake Pipeline would be determined in a proportionate manner to the Loss suffered or incurred by BLPLC with respect to the same matter;
     (iii) all federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets or the Black Lake Pipeline prior to the Closing Date, including any such income tax liabilities of DEFS and its Subsidiaries that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date, but excluding any federal, state and local income taxes reserved on the books of the Partnership Group as of the Closing Date;
     (iv) the assets, liabilities, business or operations of any of (a) Discovery Producer Services, LLC, a Delaware limited liability company (“Discovery”), (b) PanEnergy Dauphin Island LLC, a Delaware limited liability company (“PanEnergy”), (c) Gulf Coast NGL Pipeline, LLC, a Delaware limited liability company (“Gulf Coast”), (d) Centana Gathering LLC, a Delaware limited liability company (“Centana”), (e) DEFS Industrial Gas Co., LLC, a Delaware limited liability company (“DIGC”), and (f) Centana Intrastate Pipeline LLC, a Delaware limited liability company (“CIP”); and
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     (v) all currently pending legal actions against one or more members of the Partnership Group or involving or otherwise relating to the MLP Assets, BLPLC or the Black Lake Pipeline;
provided, however, that, in the case of clauses (i) and (ii) above, such indemnification obligations shall survive for three (3) years from the Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations.
          (b) In addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless DEFS and its Subsidiaries, other than any Subsidiary constituting part of the Partnership Group, from and against any Losses suffered or incurred by DEFS and its Subsidiaries, other than any Subsidiary constituting part of the Partnership Group, by reason of or arising out of events and conditions associated with the operation of the MLP Assets or Black Lake Pipeline that occurs on or after the Closing Date; provided that in no event shall the Partnership Group indemnify, defend or hold harmless DEFS and its Subsidiaries pursuant to this Section 2.3(b) from and against any Losses relating to the Black Lake Pipeline arising from or attributable to the 5% interest in BLPLC owned by DEFS and its Subsidiaries from and after the Closing Date.
     2.4 Limitations Regarding Indemnification.
          (a) The aggregate liability of DEFS under Sections 2.1(a) shall not exceed $15.0 million (the “Cap”).
          (b) No claims may be made against DEFS for indemnification pursuant to Sections 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or Partnership Indemnitees exceed $250,000, after such time DEFS shall be liable for the full amount of such claims, subject to the limitations of Section 2.4(a).
          (c) Notwithstanding anything herein to the contrary, in no event shall DEFS have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     2.5 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, they will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such
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settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons and (iii) any proceeds realized by the Indemnified Party from rate increases associated with the repair costs set forth in Section 2.2. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds, amounts recoverable under such contractual indemnities or recover any repair costs incurred to comply with the Pipeline Safety Improvement Act of 2002 through the rates on the Black Lake Pipeline or the SeaBreeze Pipeline.
ARTICLE III
Reimbursement Obligations
     3.1 Reimbursement for Operating and General and Administrative Expenses.
          (a) DEFS hereby agrees to continue to provide the Partnership Group with certain general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. These general and administrative services shall be substantially identical in nature and quality to
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the services of such type previously provided by DEFS in connection with their management and operation of the MLP Assets during the one-year period prior to the Closing Date.
          (b) Subject to the provisions of Section 3.3, the Partnership Group hereby agrees to reimburse DEFS for all expenses and expenditures it incurs or payments it makes on behalf of the Partnership Group for these general and administrative services.
          (c) The Partnership Group hereby agrees to reimburse DEFS for all other expenses and expenditures it incurs or payments it makes on behalf of the Partnership Group, including, but not limited to, (i) salaries of operational personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) capital expenditures, (iii) maintenance and repair costs and (iv) taxes.
          (d) The General Partner shall be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and DEFS, on the other hand, in accordance with the foregoing provision on any reasonable basis.
     3.2 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse DEFS and its Subsidiaries other than any Subsidiary constituting part of the Partnership Group for all expenses it incurs or payments it makes on behalf of the Partnership Group and the Partnership Indemnitees for (i) insurance coverage with respect to the MLP Assets and the Black Lake Pipeline (excluding any insurance coverage relating to the 5% interest in BLPLC owned by DEFS and its Subsidiaries from and after the Closing Date), (ii) insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of the Partnership Group and (iii) insurance coverage with respect to claims under federal and state securities laws.
     3.3 Limitations on Reimbursement.
          (a) The amount for which DEFS shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for general and administrative expenses shall not exceed $4.8 million in the aggregate in the first year following the date of this Agreement (the “G&A Expenses Limit”). Thereafter, the G&A Expenses Limit shall be increased annually over the next two years by the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year. In the event that the Partnership Group makes any acquisitions of assets or businesses or the business of the Partnership Group otherwise expands during the first three years following the date of this Agreement, then the G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services by DEFS to the Partnership Group, with any such increase in the G&A Expense Limit subject to the approval of the Conflicts Committee. After the third anniversary of the date of this Agreement, the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement.
          (b) The obligation of the Partnership Group to reimburse DEFS and its Subsidiaries pursuant to Section 3.2 shall not be subject to any monetary limitation.
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ARTICLE IV
Continuance of Credit Support
     4.1 Credit Support. DEFS shall maintain in full force and effect any and all credit support arrangements, including without limitation guarantees and letters of credit, in effect as of the Closing Date with respect to (i) any derivative financial instruments, including swap contracts relating to the price of natural gas, crude oil or natural gas liquids and other hedging contracts, related to the business or operations of the Partnership Group until the earlier to occur of (A) the fifth anniversary of the Closing Date or (B) such time as the MLP obtains a credit rating of at least B1 by Moody’s Investors Services, Inc. or B+ by Standard & Poor’s Ratings Groups, a division of The McGraw Hill Companies, with respect to any of its unsecured indebtedness and (ii) any commercial contract related to the business or operations of the Partnership Group until the expiration of such commercial contract, without giving effect to any renewal thereof beyond the stated termination date of such contract.
ARTICLE V
Voting of DEFS’ Interest in BLPLC
     5.1 Voting of DEFS’ Interest in BLPLC. From and after the Closing Date and so long as DEFS and its Subsidiaries own any interest in BLPLC, DEFS will, and will cause its Subsidiaries to, vote, take action by written consent or take any other action pursuant to the terms of the partnership agreement of BLPLC or otherwise with respect to any such interest in BLPLC as directed in writing by the Partnership Group to DEFS.
ARTICLE VI
Miscellaneous
     6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Colorado.
     6.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.
For notices to DEFS:
370 17th Street, Suite 2500
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Denver, Colorado 80202
Phone: (303) 595-3331
Fax: (303) 605-2226
Attention: General Counsel
For notices to DCP LLC, the General Partner, the MLP or the OLP:
370 17th Street, Suite 2775
Denver, Colorado 80202
Phone: (303) 633-2900
Fax: (303) 633-2921
Attention: General Counsel
     6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     6.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by DEFS. The provisions of Article III of this Agreement shall also terminate upon a Change of Control of DCP LLC, the General Partner or the MLP.
     6.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP and the OLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     6.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that DEFS and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and
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remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     6.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     6.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     6.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     6.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     6.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     6.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     6.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of DEFS, the MLP or the OLP or other Person shall have the right, separate and apart from DEFS, the MLP or the OLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     6.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of DEFS or any Partnership Entity.
Signature Page — Omnibus Agreement

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

DUKE ENERGY FIELD SERVICES, LLC

By:	/s/ Brent L. Backes

Name:	Brent L. Backes
Title:	Vice President, General Counsel and Secretary

DCP MIDSTREAM GP, LLC

By:	/s/ Michael J. Bradley

Name:	Michael J. Bradley
Title:	President and Chief Executive Officer

DCP MIDSTREAM GP, LP

By: DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Michael J. Bradley

Name:	Michael J. Bradley
Title:	President and Chief Executive Officer

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP, its general partner

By: DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Michael J. Bradley

Name:	Michael J. Bradley
Title:	President and Chief Executive Officer
Omnibus Agreement
Signature Page — Omnibus Agreement

DCP MIDSTREAM OPERATING, LP

By:	/s/ Michael J. Bradley

Name:	Michael J. Bradley
Title:	President and Chief Executive Officer
Omnibus Agreement
Signature Page — Omnibus Agreement